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                                                                    Exhibit 99.2

                          GIBRALTAR STEEL CORPORATION
                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)


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
                                                           December 31,
                                                    2001                 2000
                                                  --------             --------
ASSETS
Current assets:
   Cash and cash equivalents                      $  8,150             $  1,701
   Accounts receivable                              76,696               78,358
   Inventories                                      75,847              100,987
   Other current assets                              5,922                6,548
                                                  --------             --------
      Total current assets                         166,615              187,594

Property, plant and equipment, net                 228,443              229,159
Goodwill                                           132,717              130,368
Other assets                                         7,265                8,925
                                                  --------             --------
                                                  $535,040             $556,046
                                                  ========             ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable                               $ 43,612             $ 39,285
   Accrued expenses                                 17,126               15,575
   Current maturities of long-term debt                813                  327
                                                  --------             --------
      Total current liabilities                     61,551               55,187

Long-term debt                                     211,462              255,526
Deferred income taxes                               38,043               34,325
Other non-current liabilities                        5,637                2,660
Shareholders' equity
   Preferred shares, $.01 par value; authorized:
    10,000,000 shares; none outstanding                 -                    -
   Common shares, $.01 par value; authorized:
    50,000,000 shares; outstanding:
    12,607,061 shares in 2001 and 12,567,147
    shares in 2000                                     126                  126
   Additional paid-in capital                       69,221               68,475
   Retained earnings                               150,578              139,747
   Accumulated comprehensive loss                   (1,578)                  -
                                                  --------             --------
      Total shareholders' equity                   218,347              208,348
                                                  --------             --------
                                                  $535,040             $556,046
                                                  ========             ========
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